Exhibit 11.3

We hereby consent to the incorporation by reference in this Amendment No. 1 To Form 1-A Regulation A Offering Circular (Form 1-A) of our report dated April 2, 2019 on the consolidated financial statements of Noble Advisors, LLC and Subsidiaries for the year ended December 31, 2018. We also consent to the reference to us as an “expert” in such Form 1-A.

/s/ Brown Schultz Sheridan & Fritz (BSSF), CPAs

June 6, 2019